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                                                      Registration No. 333-62261
                                                               Rule 424(b)(1)(3)

                                  UNIVEC, INC.
                        1,050,000 Shares of Common Stock

         This Prospectus relates to 1,050,000 shares of common stock, par value $.001 per share (the "Common Stock") of UNIVEC, Inc. (the "Company") that may be sold by the selling securityholder named herein (the "Selling Securityholder"). See "Selling Securityholder." Of the 1,050,000 shares of Common Stock offered hereby, 112,500 shares are issuable upon exercise of certain Common Stock Purchase Warrants (the "Warrants") and 937,500 shares are issuable upon conversion of shares of the Company's Series B 5% Convertible Preferred Stock, par value $1,000 per share (the "Series B Preferred Stock"), or in lieu of cash dividends paid on the Series B Preferred Stock.

         The Selling Securityholder may sell shares of Common Stock from time to time directly to purchasers, or through broker-dealers who may receive compensation in the form of commissions or discounts from the Selling Securityholder or purchasers. Sales of shares of Common Stock may be effected by broker-dealers in ordinary brokerage transactions or block transactions on The Nasdaq SmallCap Market, through sales to one or more dealers who may resell as principles, in privately negotiated transactions or otherwise, at the market price prevailing at the time of sale, a price related to such prevailing market price or at a negotiated price. Usual and customary or specifically negotiated brokerage fees may be paid by the Selling Securityholder in connection therewith. To the Company's knowledge, the Selling Securityholder has not entered into any underwriting arrangements for the sale of such securities.

         The Common Stock is listed on the Nasdaq SmallCap Market under the symbol "UNVC". On August 13, 1998, the last reported sale price of the Common Stock on the Nasdaq SmallCap Market was $1.625 per share.

         The Company will not receive any proceeds from the sale of the shares of Common Stock by the Selling Securityholder. See "Use of Proceeds." The Company has agreed to bear certain expenses in connection with the registration and sale of the shares being offered by the Selling Securityholder. The Company has agreed to indemnify the Selling Securityholder against certain liabilities, including liabilities under the Securities Act.

         THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. ONLY INVESTORS WHO CAN BEAR THE RISK OF LOSS OF THEIR ENTIRE INVESTMENT SHOULD INVEST. FOR A DESCRIPTION OF CERTAIN RISKS REGARDING AN INVESTMENT IN THE COMPANY, SEE "RISK FACTORS" COMMENCING ON PAGE 4.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                The date of this Prospectus is December 11, 1998.


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                              AVAILABLE INFORMATION

         The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Seven World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60611, and copies of such material also may be obtained from the Public Reference Room of the Commission at prescribed rates. Information concerning the operation of the Public Reference Room of the Commission may be obtained by calling 1-800-SEC-0330. Reports, proxy and information statements and other information regarding the Company and other registrants that file electronically with the Commission may also be obtained via the Commission's website (http://www.sec.gov).

                       DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed with the Commission are incorporated in this Prospectus by reference:

1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997.

2. The Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.

3.   The Company's Current Report on Form 8-K dated April 28, 1998, as amended.

4. The description of the Common Stock set forth in the Company's Registration Statement on Form 8-A (File No. 0-22413), filed pursuant to Section 12(g) of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a previously filed document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement; and any statement contained herein shall be deemed to be modified or superseded to the extent that a statement in any document subsequently filed, which is incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents that have been incorporated by reference in this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates).

Requests for copies of such documents should be directed to the Company at 999 Franklin Avenue, Garden City, New York 11530, ATTN: Corporate Secretary.

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                                   THE COMPANY

         UNIVEC, Inc. (the "Company" or "UNIVEC") develops, assembles, licenses and markets safety hypodermic syringes designed to protect the healthcare worker and patient against cross-infection. The Company also from time to time sells other medical devices and intends to develop other medication delivery systems.

         In 1997, the Company commenced production and sales of its 1cc locking clip syringes, which are designed to make accidental or deliberate reuse difficult. The accidental or deliberate reuse of syringes is a frequent cause of the spread of the human immunodeficiency ("HIV") and hepatitis viruses, as well as other blood-borne pathogens. The Company has received 510(k) clearance from the U.S. Food and Drug Administration (the "FDA") to market its locking clip syringes in the United States.

         The Company believes that its 1cc difficult to reuse syringes are more effective than competitive syringes and that they are competitively priced. The Company also believes that it is the only company that markets a difficult to reuse syringe with a 1cc barrel, which is ideal for dispensing accurate dosages of medicine (e.g., allergy, immunization and insulin medicines). It is more difficult to deliver up to a .95cc dosage accurately with a syringe barrel that is greater than 1cc. The Company does not know of any other company that offers a lcc aspirating syringe that can be locked. Healthcare workers need aspirating syringes to mix medications in the syringe barrel and inject medications intravenously. Furthermore, the Company believes that aspirating syringes are preferred by diabetes patients and needle-exchange programs.

         The Company's initial marketing efforts have been directed primarily to international relief agencies, including the International Red Cross, UNICEF and the World Health Organization ("WHO"), as well as to public hospitals and health facilities in the Northeastern United States. Pursuant to programs of international relief agencies, the Company has shipped its lcc locking clip syringe to over 30 countries. The Company also intends to market its locking clip syringes to (i) governments of developing countries, (ii) private hospitals and health facilities in the Northeastern United States, and (iii) distributors in the United States. The Company also plans to license its patents and proprietary manufacturing processes relating to its 1cc locking clip and other syringe designs. To stimulate demand for its safety syringes, the Company plans to initiate promotional and educational campaigns directed at (i) public health officers and other government officials responsible for public health policies,
(ii) doctors and administrators of healthcare facilities responsible for treatment of HIV-AIDS and hepatitis patients, and (iii) liability insurance companies.

         The Company is a Delaware corporation, incorporated on October 7, 1996, and the successor by merger to UNIVEC, Inc., a New York corporation, incorporated on August 18, 1992. The executive officers of the Company are located at 999 Franklin Avenue, Garden City, New York 11530 (telephone number
(516) 294-1000).

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                                  RISK FACTORS

         The securities offered hereby are speculative and involve a high degree of risk, including but not limited to the risk factors described below. Each prospective investor should carefully consider the following risk factors before making an investment decision.

         This Prospectus contains certain forward-looking statements which involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements as a result of certain of the risk factors set forth below and elsewhere in the reports incorporated by reference in this Prospectus.

         1. Continuing Losses; Accumulated Deficit; Uncertainty of Profitability. Since inception, the Company has experienced losses, including a net loss of approximately $1,172,000 for the year ended December 31, 1997, as compared to a net loss of approximately $1,441,000 for the year ended December 31, 1996, and a net loss of approximately $541,000 for the fiscal quarter ended March 31, 1998 and $711,353 for the six months ended June 30, 1998, as compared to a net loss of approximately $682,000 for the fiscal quarter ended March 31, 1997 and $1,529,306 for the six months ended June 30, 1998. The Company expects to continue to incur operating losses until such time as it can generate significant sales of its locking clip syringes and adequate gross profits to cover overhead expenses. There can be no assurance that the Company will ever operate profitably. As of June 30, 1998, the Company had an accumulated deficit of approximately $2,650,000. The Company's ability to operate profitably depends upon market acceptance of its locking clip syringes, the development of an effective sales and marketing organization, the development of new products, and improvements to existing products and manufacturing processes. There can be no assurance that the Company's locking clip syringes will achieve a level of market acceptance in foreign or domestic markets to generate sufficient revenues to become profitable. See "Risk Factors -Product Acceptance; Demand for Locking Clip Syringes," and the Company's consolidated financial statements, including the notes thereto, incorporated by reference into this Prospectus.

         2. Limited Operating History. Although the Company was founded in August 1992, production and sales of its 1cc locking clip syringe began in July 1997. From August 1992 to June 1997, the Company's operations consisted primarily of the design of its patented locking clip and plunger, the design and implementation of the equipment for production of the 1cc locking clip syringe, the hiring of key personnel, and the sales of medical devices manufactured by others including difficult-to-reuse syringes of an alternative design. Accordingly, the Company has a limited operating history upon which an evaluation of its business and prospects can be based. An investment in the securities of the Company is subject to all of the risks involved in a newly established business venture. Potential investors should be aware of the problems, delays, expenses and difficulties encountered by companies at this early stage of operations, many of which may be beyond the Company's control, including but not limited to commencement of production, marketing and product introduction, competition, market acceptance of the Company's difficult to reuse syringes, and unanticipated problems and additional costs relating to the development and testing of products. The Company's officers have limited experience in the production and sale of medical devices. See "Risk Factors -- Limited Experience of Management in the Development, Production and Sale of Medical Devices."

         3. Ability to Continue as a "Going Concern"; Qualified Report of Independent Accountants. The Company's consolidated financial statements for the year ended December 31, 1997 indicate there is substantial doubt about the Company's ability to continue as a going concern due to recurring losses. As discussed in Note 2 to the Company's consolidated financial statements incorporated by reference into this Prospectus, the Company's ability to continue as a going concern is dependent, among other things, upon

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the Company's obtaining additional working capital through long term financing or an equity infusion and the attainment of profitable commercial operations.


         4. Need for Additional Financing. The Company requires additional financing to continue its operations and may seek to raise funds through the sale of its securities or by other means. No assurance can be given that additional funds will be available to the Company on acceptable terms, if at all. Additional financing may result in dilution to existing stockholders. Anticipated increased levels of sales (as to which there can be no assurance) would reduce the need for additional financing. However, if funds are needed but not available in adequate amounts from additional financing sources or from operations, the Company may be materially and adversely affected.

         5. Ability to Manage Growth. Subject to sufficient cash flow from operations and/or additional financing, the Company contemplates a rapid expansion of its business. If the Company were to experience significant growth in the future, such growth would likely result in new and increased responsibilities for management personnel and place significant strain upon the Company's management, operating and financial systems and resources. To accommodate such growth and compete effectively, the Company must continue to implement and improve its operational, financial, management and information systems, procedures and controls, and to expand, train and manage its personnel. There can be no assurance that the Company's personnel, systems, procedures or controls will be adequate to support the Company's future operations. Any failure to implement and improve the Company's operational, financial, management and information systems, procedures or controls or to expand, train or manage employees, could materially and adversely affect the Company's business, financial condition and results of operations.

         6. Government Regulation. The manufacture and distribution of medical devices are subject to extensive regulation by the FDA in the United States, and in some instances, by foreign and state regulatory authorities. Approval by the FDA and foreign government authorities is unpredictable and uncertain, and no assurance can be given that the necessary approvals or clearances for the Company's products will be granted on a timely basis or at all. Delays in receipt of, or a failure to receive, such approvals or clearances, or the loss of any previously received approvals or clearances, could have a materially adverse effect on the business, financial condition and results of operations of the Company. Furthermore, approvals that have been or may be granted are subject to continual review, and later discovery of previously unknown problems may result in product labeling restrictions or withdrawal of the product from the market. Moreover, changes in existing requirements or adoption of new requirements or policies could adversely affect the ability of the Company to comply with regulatory requirements. In addition, there can be no assurance that the Company will not be required to incur significant costs to comply with applicable laws and regulations in the future. Failure to comply with applicable laws or regulatory requirements could have a materially adverse effect on the Company's business, financial position and results of operations.

         FDA and State Regulation. Pursuant to the Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder (collectively, the "FDC Act"), the FDA regulates the clinical testing, manufacture, labeling, sale, distribution and promotion of medical devices. Before a new device can be introduced into the market, a manufacturer must obtain FDA permission to market through either the 510(k) pre-market notification process or the costlier, lengthier and less certain pre-market approval ("PMA") application process. The FDA has granted the Company 510(k) clearance to market its 1cc locking clip syringe, which has been classified as a Class II device under the FDC Act, and accordingly, the Company may market and sell its 1cc locking clip syringe in the United States, subject to compliance with other applicable FDA regulatory requirements. As a Class II device, performance standards may be developed for the 1cc locking clip syringe which the product would then be required to meet. Furthermore, manufacturers of medical devices are subject to recordkeeping requirements and required to report adverse experiences relating to the use of the device. Device manufacturers also are required to register their establishments and list their devices with the FDA and with certain state agencies and are subject to periodic inspections by the FDA and certain state agencies. The FDC Act requires devices to be manufactured in accordance with good manufacturing practices ("GMP") regulations, which impose certain procedural and documentation requirements upon the Company with respect to manufacturing and quality assurance activities. The FDA conducts periodic audits and surveillance of the manufacturing, sterilizing and packaging facilities of medical device manufacturers to determine compliance with GMP requirements. The failure of a medical device manufacturer to be able to show in the audit or post-market surveillance that it has adequately complied with GMP requirements can result in penalties or enforcement proceedings being imposed on the manufacturer. The Company's manufacturing facilities have not been certified as satisfying GMP requirements. The Company's facilities will be subject to extensive audits in the future pursuant to standard FDA procedure. No assurance can be given that when the Company is audited that it will be found to be in compliance with GMP requirements, or that if it is not found in compliance, what penalties, enforcement procedures or compliance effort will be levied on or required of the Company. The FDA also has the authority to request repair, replacement or refund of the cost of any device manufactured or distributed by the Company, and the failure to meet standards for effectiveness and safety could require the Company to discontinue the manufacturing and/or the marketing of its product in the United States.

         Foreign Regulation. The introduction of the Company's products in foreign markets will subject the Company to foreign regulatory clearances which may impose additional substantive costs and burdens. International sales of medical devices are subject to the regulatory requirements of each country. The regulatory review process varies from country to country. Many countries also impose product standards, packaging requirements, labeling requirements and import restrictions on devices. In addition, each country has its own tariff regulations, duties and tax requirements. The Company's products also are required to satisfy international manufacturing standards required by the International Standards Organization ("ISO") for sale in certain foreign countries. Although the Company's contract manufacturer in Portugal expects to achieve ISO 9002 certification by the end of 1998, until the Portuguese manufacturer obtains ISO 9002 certification, the Company could have difficulty selling to certain export accounts, particularly in Europe. Currently, sales to international relief agencies, the Company's primary market, are not affected by ISO certification or other foreign regulations other than those imposed by such agencies, with which the Company has been in compliance.

         7. Product Acceptance; Demand for Locking Clip Syringes. The Company expects to derive a significant portion of its revenues from sales of locking clip syringes and/or licensing of its intellectual property. Despite increased public awareness of the risks associated with conventional disposable syringes, of the major syringe manufacturers only Becton-Dickinson and Company ("Becton-Dickinson") is manufacturing a difficult to reuse syringe for sale to international relief agencies. Accordingly, the Company's future success and financial performance will depend almost entirely on its ability to successfully market its locking clip syringes. There can be no assurance that the Company's marketing efforts will be successful or that sales of the Company's difficult to reuse syringes will generate sufficient revenues for the Company to become profitable. See "Risk Factors -- Government Regulation."

         8. Licensing. Although the Company intends to license its patents and proprietary manufacturing processes relating to its locking clip and other syringe designs to established medical device manufacturers worldwide, there can be no assurance that the Company will be successful in its licensing efforts.

         9. Dependence on Certain Customers. The Company's initial marketing efforts have been directed primarily to, and all of its revenues have been derived from, international relief agencies. There can be no assurance as to whether the international relief agencies will continue to purchase difficult-to-reuse syringes from the Company. The failure of international relief agencies to purchase the Company's locking clip syringes in substantial quantities would have a materially adverse effect on the Company's business, financial condition and results of operations.

         10. Dependence on Portuguese Contract Manufacturer. The Company has entered into a letter of understanding with a Portuguese contract manufacturer for the production of its proprietary plungers (which satisfy tolerance limits for assembly of its aspirating and non-aspirating syringes) and for the assembly of the Company's 1cc locking clip syringes. The Company is the primary customer of the Portuguese contract manufacturer. Furthermore, since the Portuguese manufacturer has limited financial resources, it has been unable to offer the Company credit terms for payment of components and finished syringes. If the Portuguese manufacturer is unable or not willing to supply sufficient quantities of components, the Company will be required to obtain alternative sources of supply. However, there can be no assurance that the Company will be able to obtain an alternative source of supply of components on acceptable terms. Furthermore, even if the Company is able to obtain an alternative source of supply of components, there can be no assurance that production of its 1cc locking clip syringes will not be delayed. Delays resulting from the selection of an alternate supplier to produce components could have a materially adverse effect on the Company's business. See "Risk Factors -- Interruptions to Production."

         11. Interruptions to Production. There can be no assurance that the Portuguese manufacturer will be able to produce sufficient quantities of plungers or syringes to satisfy the Company's requirements. The failure of the Portuguese manufacturer to produce components and/or 1cc locking clip syringes could have a materially adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Dependence on Portuguese Contract Manufacturer."

         To augment production of its 1cc locking clip syringe, the Company has commenced production of its 1cc locking clip syringe at its production facility in Mineola, New York. However, there can be no assurance that production at this facility will not be interrupted as a result of delays in obtaining supplies of components or in complying with FDA manufacturing requirements, including the attainment of acceptable quality levels. The failure to timely produce 1cc locking clip syringes would have a materially adverse effect on the Company's business, financial condition and results of operations.

         Sherwood Davis & Geck ("Sherwood") has been the Company's supplier of 1cc barrels with certain sizes of hypodermic needles (e.g., .625 inch) and plunger tips. However, the Company has instituted litigation (the "Sherwood Litigation") against Sherwood for failure to provide components for the manufacture of the Company's lcc syringes. There can be no assurance that Sherwood will continue to fulfill the Company's purchase orders. To date, most of the lcc locking clip syringes have not contained the barrels supplied by Sherwood; however, nearly all of the Company's lcc locking clip syringes have contained a plunger tip supplied, but not manufactured, by Sherwood. Although smaller manufacturers have expressed an interest in supplying components, there can be no assurance the Company can obtain adequate supplies of components for prices and terms acceptable to it. The failure to obtain adequate supplies of components for acceptable prices and terms could have a materially adverse effect on the Company's business, financial condition and results of operations.

         12. Limited Experience of Management in the Development, Production and Sale of Medical Devices. The Company's management has had limited experience in the development, production and sale of medical devices. There can be no assurance that the Company will be able to compete successfully with the major syringe manufacturers. See "Risk Factors -- Limited Operating History."

         13. Ability to Develop 3cc Syringe with Extendable Barrel Sleeve. The Company intends to develop a 3cc, non-aspirating locking clip syringe for hospitals and health clinics, and anticipates that production will commence during 1999. In general, hospitals and health clinics use more 3cc syringes than 1cc syringes, and may not be willing to purchase the Company's 1cc locking clip syringes until such time as the Company is able to offer 3cc syringes. However, there can be no assurance that the 3cc designs selected for commercialization will be accepted by hospitals and health clinics. Moreover, the Company has not yet selected a design for the assembly equipment or an engineering firm to construct the equipment. The Company's failure to timely select a design for the assembly equipment or an engineering firm to construct such assembly equipment, or the Company's inability to obtain adequate supplies of components, could delay the production and commercial introduction of the Company's 3cc non-aspirating syringe.

         14. Uncertainty Regarding Patents and Protection of Proprietary Technology; Risk of Future Litigation. The Company's success will depend, in part, on the strength of its patents, as well as its ability to preserve its trade secrets and operate without infringing the proprietary rights of others. The Company's policy is to seek protection of its proprietary position by, among other methods, filing United States and foreign patent applications related to its technology, inventions and improvements that are important to the development of its business. The Company holds three United States patents, including a patent for its locking clip and has filed a United States patent application for its aspirating plunger, and has filed patent applications for its locking clip in Canada, Brazil, Mexico, certain European countries, Japan, South Korea, China, Russia and Australia. In addition, the Company has acquired licensed rights for a United States patent on a locking device to be used in connection with the 3cc non-aspirating syringe that the Company plans to develop. The Company has filed for patent protection in certain European countries for this invention. The Company also has licensed the rights to a patent to develop a pre-filled or unit dose syringe. This invention has U.S. patent protection, but lacks foreign protection.

         There can be no assurance that pending or future applications for patents will mature into issued patents, or that the Company will continue to develop its own patentable technologies. Furthermore, there can be no assurance that any of the Company's patents or patents that may be issued in the future will not be challenged, invalidated or circumvented in the future or that the rights granted thereunder will provide a competitive advantage. In addition, patent applications filed in foreign countries and patents granted in such countries are subject to laws, rules and procedures that differ from those in the United States. Patent protection in such countries may be different from patent protection provided by the laws of the United States.

         Patent applications in the United States are maintained in secrecy until patents issue, and patent applications in foreign countries are maintained in secrecy for a period after filing. Publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries and the filing of related patent applications. Accordingly, there can be no assurance that current and potential competitors and other third parties have not filed or in the future will not file applications for, or have not received or in the future will not receive, patents or obtain additional proprietary rights that will prevent, limit or interfere with the Company's ability to make, use or sell its products either in the United States or internationally.

         The medical device industry in general has been characterized by substantial competition and litigation regarding patent and other proprietary rights. The Company intends to vigorously protect and defend its patents and other proprietary rights relating to its proprietary technology. Litigation alleging infringement claims against the Company (with or without merit), or instituted by the Company to enforce patents and to protect trade secrets or know-how owned by the Company or to determine the enforceability, scope and validity of the proprietary rights of others, is costly and time consuming. If any relevant claims of third-party patents are upheld as valid and enforceable in any litigation or administrative proceedings, the Company could be prevented from practicing the subject matter claimed in such patents, or would be required to obtain licenses from the patent owners of each patent, or to redesign its products or processes to avoid infringement. There can be no assurance that such licenses would be available or, if available, would be available on terms acceptable to the Company or that the Company would be successful in any attempt to redesign its products or processes to avoid infringement. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling its products, which would have a materially adverse effect on the Company's business, financial condition and results of operations.

         The Company also relies upon trade secrets, technical know-how and continuing technological innovation to develop and maintain its competitive position. There can be no assurance that competitors will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's proprietary technology, or that the Company can meaningfully protect its rights in unpatented proprietary technology.

         15. Competition. The Company's principal competition is from manufacturers of traditional disposable syringes. Becton-Dickinson, Sherwood and Terumo Medical Corporation of Japan ("Terumo") control approximately 74%, 19% and 5%, respectively, or a total of approximately 98%, of the worldwide syringe market, and are substantially larger, more established and have significantly greater financial, sales and marketing, distribution, engineering, research and development and other resources than the Company. To the Company's knowledge, only Becton-Dickinson and Bader & Partner Medizintechnik GmbH ("Bader"), a German machine tool manufacturer, distribute commercially a line of difficult to reuse syringes, none of which allow for aspiration. The Bader DestroJect syringe and the Becton-Dickinson SOLOSHOT and UNIJECT syringes were developed originally for WHO-UNICEF immunization programs. There can be no assurance that the major syringe manufacturers or others will not commence production of difficult to reuse syringes, or that the Company will be able to successfully compete in this market.

         16. Product Liability. The manufacture and sale of medical products exposes the Company to the risk of significant damages from product liability claims. The Company maintains product liability insurance against product liability claims in the amount of $5 million per occurrence and $5 million in the aggregate. There can be no assurance that the coverage limits of the Company's insurance policies will be adequate, or that the Company will continue to be able to maintain such insurance coverage at acceptable cost. In addition, any successful claim against the Company in an amount exceeding its insurance coverage could have a materially adverse effect on its business, financial condition or results of operations. Furthermore, the Company has no recall insurance for foreign countries or the United States. The Company intends to apply for product recall insurance primarily for the United States market. However there can be no assurance that such coverage can be obtained at acceptable cost.

         17. Control of the Company; Ownership of Shares by Directors and Officers. Officers and directors of the Company beneficially own in the aggregate 1,178,825 shares of Common Stock, or approximately 39% of the outstanding shares of the Company's Common Stock (excluding (a) options to purchase 4,125,000 shares of Common stock at an exercise price of $3.50 per share which may not be exercised prior to the earliest of (i) April 24, 2006,
(ii) the attainment of certain financial performance criteria and (iii) the occurrence of a change in control, as defined, and (b) 460,440 shares upon conversion of outstanding shares of Series A Preferred Stock). Although these stockholders may or may not agree on any particular matter that is the subject of a vote of the stockholders, these stockholders may be effectively able to control the outcome of any issues which may be subject to a vote of stockholders, including the election of directors, proposals to increase the authorized capital stock, or the approval of mergers, acquisitions, or the sale of all or substantially all of the Company's assets.

         18. Dependence on Chief Executive Officer. The Company is dependent for the conduct of its business on the experience, abilities and continued services of Joel Schoenfeld, Chairman of the Board and Chief Executive Officer of the Company. Joel Schoenfeld is employed by the Company pursuant to an employment agreement which expires on March 28, 2000. The loss of the services of Joel Schoenfeld would have a materially adverse effect on the Company.

         19. Office Lease with Related Party. Dr. Alan H. Gold, the President, a director and principal stockholder of the Company, is the president and stockholder of the owner of the premises occupied by the Company.

         20. Limitation on Director Liability. The Company's certificate of incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions under Delaware law. This may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on behalf of the Company against a director. In addition, the Company's certificate of incorporation provides for mandatory indemnification of directors and officers.

         21. Absence of Dividends on Common Stock. Since inception, the Company has not paid any cash dividends on its Common Stock and it does not anticipate paying such dividends in the foreseeable future. No dividends may be declared, set aside or paid on the Common Stock unless and until all accrued and unpaid dividends on the outstanding shares of Series A Preferred Stock and Series B Preferred Stock have been paid. The payment of dividends by the Company is within the discretion of its Board of Directors and depends upon the Company's earnings, capital requirements, financial condition and other factors deemed relevant by the Board.

         22. Authorization and Discretionary Issuance of Preferred Stock. The Company's Restated Certificate of Incorporation authorizes the issuance of 5,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could decrease the amount of earnings and assets available for distribution to holders of Common Stock and adversely affect the relative voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. The Company is not presently committed to issue any additional shares of its preferred stock. However, the Company may from time to time issue additional shares of preferred stock in payment of dividends on outstanding shares of preferred stock and in connection with additional financing which the Company may obtain for its activities.

         23. No Assurance of An Active Public Market for Common Stock; Possible Volatility of Market Price for the Common Stock. Although the Common Stock is quoted on The Nasdaq SmallCap Market, trading volume has been limited. There can be no assurance that broker-dealers will act as market makers for the Common Stock. As a result, investors will be exposed to a risk of a decline in the market prices of the Common Stock. Moreover, the market price of the Common Stock may be highly volatile, as has been the case with the securities of many emerging companies. The Company's operating results and various factors affecting the medical device industry may impact the market price of the Company's securities to a significant degree. In addition, in recent years the stock market has experienced a high level of price and volume volatility, and market prices for the securities of many companies have experienced wide price fluctuations not necessarily related to the operating performance of such companies. There can be no assurance that the market price of the Common Stock will not experience significant fluctuations or further declines.

         24. Possible Delisting. The Common Stock is quoted on The Nasdaq SmallCap Market. For continued inclusion on the Nasdaq SmallCap Market, an issuer is required, among other things, to have net tangible assets of $2 million (or alternatively, net income of $500,000 in two of the most recent three fiscal years, or a market capitalization of $35 million), a bid price of at least $1.00 and at least two market makers. As of June 30, 1998, the Company satisfied the maintenance criteria for continued listing on The Nasdaq SmallCap Market. As of such date, the Company had net tangible assets of approximately $2,571,000. The bid price of the Company's Common Stock has exceeded $1.00 per share. There can be no assurance that the Company will be able in the future to satisfy the maintenance criteria for continued inclusion of the Common Stock on The Nasdaq SmallCap Market. If the Company is unable to satisfy The Nasdaq SmallCap maintenance criteria in the future, the Common Stock may be delisted from trading on The Nasdaq SmallCap Market, and if delisted, trading, if any, would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board," and consequently, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities.

         25. Risk of Low-Priced Securities. The regulations of the Securities and Exchange Commission promulgated under the Exchange Act require additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Commission regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Unless an exception is available, those regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). In addition, the broker-dealer must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. Moreover, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. If the Company's securities become subject to the regulations applicable to penny stocks, the market liquidity for the Company's securities could be severely affected. In such an event, the regulations on penny stocks could limit the ability of broker-dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market.

         26. Shares Eligible for Future Sale. No assurance can be given as to the effect, if any, that future sales of Common Stock, or the availability of shares of Common Stock for future sales, will have on the market price of the Common Stock from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of warrants or stock options), or the possibility of such sales, could adversely affect the market price of the Common Stock and also impair the Company's ability to raise capital through an offering of its equity securities in the future. The Company has 2,981,769 shares of Common Stock outstanding, of which only 1,725,000 shares of Common Stock are transferable without restriction under the Securities Act. The remaining shares, issued in private transactions, are "restricted securities" (as defined in Rule 144 promulgated under the Securities Act) which may be publicly sold only if registered under the Securities Act or if sold in accordance with an applicable exemption from registration, such as Rule 144. In general, under Rule 144, as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted securities for at least one year, is entitled to sell (together with any person with whom such individual is required to aggregate sales), within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the Common Stock is quoted on The Nasdaq Stock Market or a national securities exchange, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least three months and who has beneficially owned restricted securities for at least two years is entitled to sell such restricted shares under Rule 144 without regard to any of the limitations described above. Officers, directors and other securityholders of the Company owning and/or having rights to acquire in the aggregate 1,800,746 shares of Common Stock have entered into agreements not to sell or otherwise dispose of any securities of the Company, including shares of Common Stock prior to April 24, 1999 (the "Lock-Up Agreements"), without the prior written consent of Maidstone Financial, Inc. ("Maidstone"), managing underwriter for the Company's initial public offering in April 1997, which may be granted or withheld in the sole and absolute discretion of Maidstone (which has ceased operations as a broker-dealer); provided, however, that if prior to April 24, 1999, the Company's shares of Common Stock are subject to a tender offer and holders of the Company's Common Stock (other than the current stockholders) agree to tender a majority of the outstanding shares of Common Stock to the offerror, then all stockholders subject to the Lock-Up Agreement will be released from the restrictions imposed thereby solely for the purposes of tendering their shares of Common Stock to the offerror pursuant to the terms of the tender offer. Commencing in the second quarter of 1999, 1,121,054 shares of Common Stock, will become eligible for resale pursuant to Rule 144, subject to the volume limitations and compliance with the other provisions of Rule 144. Furthermore, the holders of warrants (the "Underwriters' Warrants") to purchase 225,000 shares of Common Stock and 150,000 Warrants (including the securities issuable upon exercise thereof) issued to Maidstone and the other underwriters for the Company's initial public offering have demand and piggyback registration rights with respect to the shares of Common Stock and Warrants issuable upon exercise of the Underwriters' Warrants.

         27. Effect of Issuance of Common Stock Upon Exercise of Warrants and Options; Possible Issuance of Additional Options. The Company has 10,519,893 shares of Common Stock authorized but unissued and not reserved for specific purposes and 11,167,318 shares of Common Stock unissued but reserved for issuance (i) upon exercise of options (including options which may be granted in the future pursuant to the Company's stock option plan), (ii) upon exercise of outstanding warrants, (iii) upon conversion of the Company's Series A Preferred Stock, (iv) upon conversion of the Company's Series B Preferred Stock, and (v) in connection with a private offering of its securities. Except to the extent applicable Nasdaq regulations require stockholder approval of transactions involving the issuance of at least 20% of the Common Stock at less than fair market value (other than in a public offering) or the issuance of more than 25,000 shares to officers and directors of the Company as a group (other than pursuant to a plan approved by stockholders), authorized shares of Common Stock may be issued without any action or approval by the Company's stockholders. The Company may from time to time issue additional shares or securities convertible into any such shares, and any shares of Common Stock issued would further dilute the percentage ownership of the Company held by the public stockholders.

         The exercise of warrants or options and the sale of the underlying shares of Common Stock (or even the potential of such exercise or sale) may have a depressive effect on the market price of the Common Stock. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of outstanding warrants and options can be expected to exercise them, to the extent they are able, at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the warrants and options.

                                 USE OF PROCEEDS

         The Company will receive no proceeds from the sale of the shares of Common Stock offered hereby.


                             SELLING SECURITYHOLDER


         The table below sets forth, with respect to the Selling Securityholder, based upon information available to the Company as of August 1, 1998, the number of shares of Common Stock beneficially owned, the number of shares of Common Stock to be sold, and the number of outstanding shares of Common Stock beneficially owned after the sale of the shares of Common Stock offered hereby. The Selling Securityholder has not been an officer, director or affiliate of the Company or had any material relationship with the Company during the preceding three years, except that the Selling Securityholder acquired from the Company 750 shares of Series B Preferred Stock and Warrants expiring August 1, 2001, to purchase at $2.15 per share (subject to adjustment) 112,500 shares of Common Stock in connection with a private placement in July 1998 for a consideration of $750,000. The following table assumes that the Selling Securityholder will sell all shares of Common Stock offered by this Prospectus; however, there can be no assurance that the Selling Securityholder will sell any or all of the Common Stock.

                                                    Amount and                              Shares of Common
                                               Nature of Beneficial    Shares of Common    Stock Owned After
                    Name                             Ownership         Stock to Be Sold         Offering
---------------------------------------------  --------------------- -------------------- --------------------
The Shaar Fund Ltd........................          655,486(1)            655,486(1)               0
--------------------------------------------


         (1) Represents 542,986 shares of Common Stock issuable upon conversion of 750 shares of Series B Preferred Stock and and 112,500 shares of Common Stock issuable upon exercise of Warrants expiring August 1, 2001. Does not include shares of Common Stock issued in payment of dividends on the Series B Preferred Stock or as a result of certain changes in the conversion rate thereon.


                              PLAN OF DISTRIBUTION

         The Selling Securityholder may sell the shares of Common Stock offered hereby from time to time directly to purchasers, or through broker-dealers who may receive compensation in the form of commissions or discounts from the Selling Securityholder or purchasers. Sales of shares of Common Stock may be effected by broker-dealers in ordinary brokerage transactions or block transactions on The Nasdaq SmallCap Market, through sales to one or more dealers who may resell as principals, in privately negotiated transactions or otherwise, at the market price prevailing at the time of sale, a price related to such prevailing market price or at a negotiated price. Usual and customary or specifically negotiated brokerage fees may be paid by the Selling Securityholder in connection therewith. To the Company's knowledge, the Selling Securityholder has not entered into any underwriting arrangements for the sale of the shares of Common Stock offered hereby.

         The Selling Securityholder may be deemed to be an "underwriter" within the meaning of the Securities Act and any profits realized by it may be deemed to be underwriting commissions. Any broker-dealers that participate in the distribution of the shares of Common Stock also may be deemed to be "underwriters," as defined in the Securities Act, and any commissions or discounts paid to them, or any profits realized by them upon the resale of any securities purchased by them as principals, may be deemed to be underwriting commissions or discounts under the Securities Act. The sale of the shares of Common Stock by the Selling Securityholder is subject to the prospectus delivery and other requirements of the Securities Act.


         The shares of Common Stock offered hereby have been registered pursuant to registration rights granted to the Selling Securityholder. The Company has agreed to bear certain expenses in connection with the registration and sale of the shares being offered by the Selling Securityholder. The Selling Securityholder is responsible for the payment of brokerage commissions and discounts incurred in connection with the sale of its shares of Common Stock. The Company has agreed to indemnify the Selling Securityholder against certain liabilities, including liabilities under the Securities Act.


         Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the shares of Common Stock offered hereby may not simultaneously engage in market-making activities with respect to the Common Stock during the applicable "cooling off" period prescribed by Rule 101 of Regulation M prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Securityholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rule 102 of Regulation M, which provisions may limit the timing of purchases and sales of Common Stock by the Selling Securityholder.


         To the extent required, the Company will file, during any period in which offers or sales of shares of Common Stock are being made by or on behalf of the Selling Securityholder, one or more amendments or supplements to this Prospectus which describe any material information with respect to the plan of distribution not previously disclosed herein, including the name or names of any underwriters, broker-dealers or agents, if any, the purchase price paid by any underwriter for shares of Common Stock purchased from a Selling Securityholder, and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.



                            DESCRIPTION OF SECURITIES


         The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, $0.001 par value per share, 2,500 shares of Series A 8% Cumulative Convertible Preferred Stock, $0.001 par value per share (the "Series A Preferred Stock"), 1,000 shares of Series B 5% Convertible Preferred Stock (the "Series B Preferred Stock") and 4,996,500 shares of "blank check" preferred stock, $0.001 par value per share. As of June 30, 1998, 2,981,769 shares of Common Stock and 2,072 shares of Series A Preferred Stock were issued and outstanding. Subsequent to June 30, 1998, 750 shares of Series B Preferred Stock were issued and sold to the Selling Securityholder and are outstanding as of the date of this Prospectus.


         The following are brief descriptions of the securities offered hereby and other securities of the Company. The rights of the holders of shares of the Company's capital stock are established by the Company's Certificate of Incorporation, a Certificate of Designation authorizing the Series A Preferred Stock, a Certificate of Designation authorizing the Series B Preferred Stock, the Company's By-laws and Delaware law. The following statements do not purport to be complete or give full effect to statutory or common law, and are subject in all respects to the applicable provisions of the Certificate of Incorporation, the Certificates of Designation, By-laws and state law.

         Common Stock. Holders of the Common Stock are entitled to one vote per share, and subject to the rights of holders of the Series A Preferred Stock, the Series B Preferred Stock or any other series of preferred stock, to receive dividends when, as and if declared by the Board of Directors and to share ratably in the assets of the Company legally available for distribution to holders of Common Stock in the event of the liquidation, dissolution or winding up of the Company. Holders of the Common Stock do not have subscription, redemption, conversion or preemptive rights.

         Each share of Common Stock is entitled to one vote on any matter submitted to the holders, including the election of directors. Holders of Common Stock do not have cumulative voting rights; therefore, holders of a majority of the outstanding shares of Common Stock entitled to vote for the election of Directors may elect all of the Directors to be elected, if they so choose, and in such event, the holders of the remaining shares will not be able to elect any of the Company's Directors. Except as otherwise required by the Delaware General Corporation Law (the "DGCL"), all stockholder action (other than the election of Directors, who are elected by plurality vote), is subject to approval by a majority of the shares of Common Stock present at a stockholders' meeting at which a quorum (a majority of the issued and outstanding shares of Common Stock) is present in person or by proxy, or by written consent pursuant to Delaware law.

         All shares of Common Stock outstanding are fully paid and non-assessable, and the shares of Common Stock offered hereby, when issued upon payment of the purchase price set forth on the cover page of the Prospectus, will be fully paid and non-assessable.

         The Board of Directors is authorized to issue additional shares of Common Stock within the limits authorized by the Company's Certificate of Incorporation without further stockholder action.

         Preferred Stock. The Company is authorized to issue up to 5,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without further stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could decrease the amount of earnings and assets available for distribution to holders of Common Stock or adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. No shares of preferred stock are outstanding, other than 2,072 shares of Series A Preferred Stock and 750 shares of Series B Preferred Stock.

         Series A Preferred Stock. The Board of Directors has authorized the issuance of up to 2,500 shares of Series A Preferred Stock, of which 2,072 shares are outstanding. The terms of the Series A Preferred Stock are as follows:

         Dividend Rights. Holders of Series A Preferred Stock are entitled to receive, prior to the payment of cash dividends on the Common Stock, cumulative dividends at the rate of $80 per share per annum, and no more, when, as and if declared by the Company's Board of Directors, out of funds legally available therefor. Dividends on the Series A Preferred Stock are payable, in the sole and absolute discretion of the Board of Directors, in cash, additional shares of Series A Preferred Stock (based upon the liquidation value thereof), or a combination thereof. Dividends may not be paid or declared on, and no other distributions may be made with respect to, and no expenditure shall be made for the purchase, redemption or retirement of, any of the Company's capital stock junior to or in parity with the Series A Preferred Stock, unless all cumulative dividends payable on the Series A Preferred Stock for all prior annual dividend periods have been paid. The Company has agreed that it will not declare or pay any cash dividends on the Series A

Preferred Stock without the prior written consent of the underwriter for Company's the initial public offering.

         Redemption. The Series A Preferred Stock is not subject to redemption.

         Liquidation Rights. Subject to the prior rights of the Company's creditors and the holders of senior securities, the holders of the Series A Preferred Stock are entitled to receive, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, $1,000 per share, plus accrued and unpaid dividends. If, in any such case, the assets of the Company are insufficient to make such payment in full, then the available assets will be distributed among the holders of the Series A Preferred Stock and any other series of preferred stock which is in parity with the Series A Preferred Stock, ratably in proportion to the full amount to which each holder would be entitled.

         Conversion Rights. Each share of Series A Preferred Stock is convertible into 222.22 shares of Common Stock (the "conversion rate"), subject to adjustment in certain events, at the option of the holder thereof commencing April 24, 1999. The conversion rate is subject to adjustment in the event of a stock split, stock dividend, recapitalization, merger, consolidation or certain other events. The right of conversion with respect to the shares of the Series A Preferred Stock called for redemption will terminate at the close of business on the business day preceding the date fixed for redemption. Upon conversion, no payment or allowance will be made in respect of any accrued but unpaid dividends on the Series A Preferred Stock.

         Voting Rights. Holders of Series A Preferred Stock have no voting rights, except as may be required by law.

         Series B Preferred Stock. The Board of Directors has authorized the issuance of up to 1,000 shares of Series B Preferred Stock, of which 750 shares are outstanding. The terms of the Series B Preferred Stock are as follows:

         Dividend Rights. Holders of Series B Preferred Stock are entitled to receive, prior to the payment of cash dividends on the Common Stock or the Series A Preferred Stock, cumulative dividends at the rate of $50 per share per annum, and no more, when, as and if declared by the Company's Board of Directors, out of funds legally available therefor. Dividends on the Series B Preferred Stock are payable, in the sole and absolute discretion of the Board of Directors, in cash, or shares of Common Stock (based upon the value thereof). Dividends may not be paid or declared on, and no other distributions may be made with respect to, and no expenditure shall be made for the purchase, redemption or retirement of, any of the Company's capital stock junior to or in parity with the Series B Preferred Stock, unless all cumulative dividends payable on the Series B Preferred Stock for all prior annual dividend periods have been paid.

         Redemption. With respect to such shares as to which the holder thereof has not theretofore furnished an effective conversion notice and only if the current market price of the Common Stock is not greater than one hundred thirty percent (130%) of the closing bid price of the Common Stock on July 27, 1998, the Company may in whole or in part from time to time redeem in cash Series B Preferred Stock at one hundred thirty-five percent (135%) of the stated value thereof plus all accrued and unpaid dividends thereon to the date of redemption.

         Liquidation Rights. Subject to the prior rights of the Company's creditors and the holders of senior securities, the holders of the Series B Preferred Stock are entitled to receive, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, $1,000 per share, plus accrued and unpaid dividends. If, in any such case, the assets of the Company are insufficient to make such payment in full, then the available assets will be distributed among the holders of the Series B Preferred Stock and any other series of preferred stock which is in parity with the Series B Preferred Stock, ratably in proportion to the full amount to which each holder would be entitled.


         Conversion Rights. Each share of Series B Preferred Stock is convertible into the number of shares of Common Stock having the value of $1,000, on the basis of the lower of (i) $1.925 per share and (ii) a price equal to 80 to 85% of a price related to the market price for the Common Stock at the time of conversion, as provided in and subject to the terms and conditions of the Certificate of Designation defining the Series B Preferred Stock (the "conversion rate"), at the option of the holder thereof. In addition, if the Common Stock is delisted from NASDAQ for any reason, then any remaining unconverted Series B Preferred Stock may be converted at a price per share equal to 75% of a price related to the market price. The conversion rate is also subject to adjustment in the event of a stock split, stock dividend, recapitalization, merger, consolidation or certain other events. The right of conversion with respect to the shares of the Series B Preferred Stock called for redemption will terminate at the close of business on the business day preceding the date fixed for redemption. Upon conversion, no payment or allowance will be made in respect of any accrued but unpaid dividends on the Series B Preferred Stock.


         Voting Rights. Holders of Series B Preferred Stock have no voting rights, except as may be required by law.


                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for the Company by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York, 10158-0125.


                                     EXPERTS


         The consolidated balance sheet as of December 31, 1997, and the consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1997, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report, which includes an explanatory paragraph regarding the Company's ability to continue as a going concern, of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

================================================================================

No dealer, salesman or any other person is authorized to give any information or to make any representations other than those contained in this Prospectus in connection with any offer to sell or sale of the securities to which this Prospectus relates and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that there has been no change in the facts herein set forth since the date hereof. This Prospectus does not constitute an offer to sell or to a solicitation of any offer to buy from any person in any state in which any such offer or solicitation would be unlawful.

                             ----------------------

                                TABLE OF CONTENTS
                                                                           Page
                                                                           ----
Available Information........................................................2
The Company..................................................................3
Risk Factors.................................................................4
Use of Proceeds.............................................................13
Selling Securityholder......................................................13
Plan of Distribution........................................................13
Description of Securities...................................................14
Legal Matters...............................................................17
Experts  ...................................................................17

                             ----------------------


         Until January 5, 1999 (25 days after the date of this Prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

================================================================================

================================================================================

                               1,050,000 SHARES OF
                                  COMMON STOCK







                                  UNIVEC, INC.



                             ----------------------
                                   Prospectus
                             ----------------------











                                December 11, 1998
================================================================================